Filed pursuant to Rule 424(b)(5)
Registration No. 333-156073

Prospectus Supplement

(To prospectus dated June 1, 2011)

Capstead Mortgage Corporation

2,000,000 Shares

$1.26 Cumulative Convertible Preferred Stock, Series B

Through this prospectus supplement, Capstead Mortgage Corporation may offer and sell from time to time up to 2,000,000 shares of our $1.26 Cumulative Convertible Preferred Stock, Series B, or “Series B Preferred Stock.” Our Series B Preferred Stock is listed on the New York Stock Exchange under the symbol “CMOPRB.”

We may sell all or a portion of the shares of stock offered pursuant to this prospectus supplement through agents, to or through underwriters or dealers. We are a party to a sales agreement with Brinson Patrick Securities Corporation as sales manager, relating to the sale of shares offered pursuant to this prospectus supplement. The sales manager is not required to sell any specific number or dollar amount of shares, but will use its best efforts to sell the shares offered by this prospectus supplement, subject to direction from us as to amount and timing. Such sales will be at market prices prevailing at the time of the sale. On May 31, 2011, the last reported sales price on the New York Stock Exchange of our Series B Preferred Stock was $14.84 per share. The compensation to the sales manager for sales of Series B Preferred Stock pursuant to this prospectus supplement will be at commission rates ranging from 1.0% to 3.0% of the gross sales price per share, depending upon the aggregate sales proceeds raised by the sales manager under the sales agreement and the timing of such sales. The sales manager will be deemed to be an underwriter, within the meaning of the Securities Act, in connection with any sales of Preferred Stock on our behalf. See “Description of Sales Agreement” and “Plan of Distribution.”

Investing in these securities involves various risks. Risks associated with an investment in these securities are described in the accompanying prospectus and in certain of our filings with the Securities and Exchange commission, as described under “Risk Factors” on page S-2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2011.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our Series B Preferred Stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our Series B Preferred Stock.

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OUR COMPANY

We are a self-managed real estate investment trust, or REIT, formed in 1985 and based in Dallas, Texas. We earn income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac (together, the “GSEs”), or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage pass-through securities carry an implied AAA rating with limited, if any, credit risk, particularly in light of the conservatorship of the GSEs by the federal government.

Our investment strategy is to manage a conservatively leveraged portfolio of agency-guaranteed ARM securities that can produce attractive risk-adjusted returns over the long term, while reducing, but not eliminating, sensitivity to changes in interest rates. This strategy differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for the recovery of financing spreads diminished during periods of rising interest rates and smaller fluctuations in portfolio values from changes in interest rates compared to portfolios that contain a significant amount of fixed-rate mortgage securities. From a credit-risk perspective, the credit quality of agency-guaranteed mortgage securities helps ensure that fluctuations in value due to credit risk should be limited and financing at reasonable rates and terms should remain available under stressed market conditions.

THE OFFERING

Issuer	Capstead Mortgage Corporation.

Series B Preferred Stock offered by us	Up to 2,000,000 shares.

Series B Preferred Stock to be outstanding after this offering	Up to 17,819,263 shares.

Manner of offering	Best efforts, “at-the-market” offering that may be made from time to time through Brinson Patrick Securities Corporation, as sales manager, subject to direction from us as to amount and timing. See “Plan of Distribution” beginning on page S-3.

NYSE symbol	CMOPRB

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, repayment of maturing obligations, financing future acquisitions, capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any stock offered pursuant to this prospectus supplement in short-term investments, or may use the proceeds to reduce short-term indebtedness.

Risk factors	An investment in our Series B Preferred Stock involves various risks. Risks associated with an investment in these securities are described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010 and on page S-2 of this prospectus supplement.

Unless otherwise indicated, all offering information in this prospectus supplement is based on the number of shares of Series B Preferred Stock outstanding as of May 31, 2011.

RISK FACTORS

An investment in the Series B Preferred Stock involves various risks, including those described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Prospective investors should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in determining whether to purchase the Series B Preferred Stock offered hereby.

Our Series B Preferred Stock is redeemable by us, in whole or in part, at any time at a cash redemption price equal to $12.50 per share, plus all accrued and unpaid dividends to the date of redemption.

We have the right to redeem any or all of the outstanding shares of our Series B Preferred Stock at any time for $12.50 per share, plus all accrued and unpaid dividends. If you purchase shares of our Series B Preferred Stock for greater than the redemption price, you may suffer a loss on your investment if we elect to exercise our redemption rights.

Our Series B Preferred Stock is subordinate to our debt, and your interests could be diluted by the issuance of additional preferred stock, including additional Series B Preferred Stock, and by other transactions.

The Series B Preferred Stock is subordinate to all of our existing and future debt. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 100,000,000 shares of preferred stock in one or more series. The issuance of additional preferred stock on parity with or senior to the Series B Preferred Stock would dilute the interests of the holders of the Series B Preferred Stock, and any issuance of preferred stock on parity with or senior to the Series B Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series B Preferred Stock. None of the provisions relating to the Series B Preferred Stock limit our ability to incur indebtedness or to issue additional preferred stock on parity with the Series B Preferred Stock.

As a holder of Series B Preferred Stock you have extremely limited voting rights.

Your voting rights as a holder of Series B Preferred Stock are limited. Our common stock is currently the only class of our stock carrying full voting rights. Voting rights for holders of Series B Preferred Stock exist primarily with respect to (i) adverse changes in the terms of the Series B Preferred Stock, (ii) the creation of additional classes or series of preferred stock that are senior to the Series B Preferred Stock, (iii) any failure to pay dividends on the Series B Preferred Stock and (iv) the sale of all or substantially all of our assets (but in the case of clause (iv) only if 5,900,000 or more shares of Series B Preferred Stock remain outstanding).

Listing on the NYSE does not guarantee a market for our Series B Preferred Stock, and the market price and trading volume of our Series B Preferred Stock may fluctuate significantly.

The market determines the trading price for the Series B Preferred Stock and may be influenced by many factors, including our history of paying dividends on the Series B Preferred Stock, variations in our financial results, the market for similar securities, investors’ perceptions of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series B Preferred Stock carries a fixed dividend rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Series B Preferred Stock to demand a higher yield on the price paid for the Series B Preferred Stock, which could adversely affect the market price of the Series B Preferred Stock. Historically, the daily trading volume of the Series B Preferred Stock has been lower than the trading volume of many other securities. As a result, investors who desire to liquidate substantial holdings of the Series B Preferred Stock at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares.

USE OF PROCEEDS

The net proceeds from the stock offered by us will be available for general corporate purposes, including, without limitation, repayment of maturing obligations, financing future acquisitions, capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any stock offered pursuant to this prospectus supplement or related prospectus in short-term investments, or may use them to reduce short-term indebtedness.

DESCRIPTION OF SALES AGREEMENT

We may sell our Series B Preferred Stock from time to time (1) through arrangements with underwriters or dealers, (2) directly to one or more purchasers, or (3) through agents. We have entered into a sales agreement with Brinson Patrick Securities Corporation with respect to sales of shares of our common stock and our Series B Preferred Stock, and we may enter into other sales agreements with other sales agents or underwriters in the future. Under the terms of the Brinson Patrick sales agreement, we may issue and sell shares of our Series B Preferred Stock from time to time through Brinson Patrick, as our sales agent. Brinson Patrick is not required to arrange for the purchase or sale of any specific number of shares or dollar amount of Series B Preferred Stock. We have agreed to provide indemnification and contribution to Brinson Patrick against certain liabilities, including liabilities under the Securities Act.

All sales made pursuant to the Brinson Patrick sales agreement will be reported in our Securities Exchange Act of 1934 reports.

Certain Terms of the Sales Agency Agreement

Subject to direction from the company as to the amount and timing of sales, sales pursuant to the Brinson Patrick sales agreement may be effected on a daily basis. The compensation to Brinson Patrick for sales of our stock under the Brinson Patrick sales agreement, including both common stock and Series B Preferred Stock, shall be at the following commission rates:

•	3.0% of the gross sales price per share (“sales proceeds”) for the first $8 million of aggregate sales proceeds raised under the sales agreement in each sales period;

•	2.5% of sales proceeds for the next $4 million of aggregate sales proceeds raised in each sales period;

•	2.0% of sales proceeds for the next $88 million of aggregate sales proceeds raised in each sales period; and

•	1.0% of sales proceeds for any additional aggregate sales proceeds raised in each sales period.

For purposes of determining the appropriate commission rates, the initial “sales period” began on March 10, 2008 and will end on December 31, 2012, and each subsequent sales period shall be for a two year period, commencing on January 1 and ending on December 31 of the following calendar year. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect to such sale shall constitute the net proceeds to us for such shares of stock. The commission rate is currently set at 1.0% of sales.

The offering of Series B Preferred Stock pursuant to the Brinson Patrick sales agreement will terminate upon the termination of the Brinson Patrick sales agreement. The Brinson Patrick sales agreement may be terminated by us or by Brinson Patrick upon written notice and in certain other circumstances specified therein.

PLAN OF DISTRIBUTION

In connection with the sale of the Series B Preferred Stock on our behalf under the Brinson Patrick sales agreement, Brinson Patrick will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation payable to Brinson Patrick under the Brinson Patrick sales agreement will be deemed to be an underwriting commission or discount; however, Brinson Patrick is not purchasing or selling any Series B Preferred Stock nor is it required to arrange for the purchase or sale of any specific number of shares or dollar amount of Series B Preferred stock. We have separately agreed to provide indemnification and contribution to Brinson Patrick against certain civil liabilities, including liabilities under the Securities Act. Brinson Patrick may engage in transactions with, or perform services for, us in the ordinary course of business.

We will maintain a trading account at the clearing agent designated by Brinson Patrick to facilitate the transactions contemplated by the Brinson Patrick sales agreement. The net proceeds from the sale of the Series B Preferred Stock under the Brinson Patrick sales agreement will be available in the trading account on the third business day (or such other day as is industry practice for regular-way trading) following each sale of Series B Preferred Stock (each, a “Settlement Date”). We will effect the delivery of the applicable number of shares of Series B Preferred Stock to an account designated by Brinson Patrick at The Depository Trust Company on or before the settlement date of each sale hereunder. Brinson Patrick’s compensation will be withheld from the sales proceeds on each settlement date and will be paid to Brinson Patrick.

The offering of Series B Preferred Stock pursuant to the Brinson Patrick sales agreement will terminate upon the termination of the Brinson Patrick sales agreement. The Brinson Patrick sales agreement may be terminated by us or by Brinson Patrick upon written notice and in certain other circumstances specified therein.

Commissions

The following tables show the public offering prices, underwriting commissions and proceeds, before expenses, to us, assuming all 2,000,000 shares of Series B Preferred Stock are sold at $14.84 per share, the last reported sales prices of our Series B Preferred Stock on the New York Stock Exchange on May 31, 2011.

Series B Preferred Stock
	Per Share*	Total**
Public offering Price	$14.8400	$29,680,000
Underwriting commissions (1.0%)	$0.1484	$296,800
Proceeds, before expenses, to us	$14.6916	$29,383,200

*	This is an offering that will be made, if at all, from time to time at the then-prevailing market prices. Therefore, there can be no assurances that the public offering prices, underwriting commissions, and proceeds, before expenses, will be as set forth above. The commissions are computed based upon the current applicable rate under the Brinson Patrick sales agreement.
**	Based upon the commission rate for aggregate proceeds in excess of $100 million, which is the commission rate applicable as of the date of this prospectus supplement through December 31, 2012.

The expenses of the offering, not including underwriting commissions, are estimated at less than $50,000 and are payable by us.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Andrews Kurth LLP, Dallas, Texas. Certain Maryland law matters in connection with this offering will be passed upon for us by Hogan Lovells US LLP (US). Andrews Kurth LLP will rely on the opinion of Hogan Lovells US LLP (US) as to all matters of Maryland law.

PROSPECTUS

$305,309,336

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

Capstead Mortgage Corporation intends to offer and sell from time to time the securities described in this prospectus. The total offering price of the securities described in this prospectus will not exceed $305,309,336 in the aggregate.

We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.

The securities may be offered directly, through agents designated by us from time to time, or through underwriters or dealers, on a continuous or delayed basis. We may make any sales of our common shares under this prospectus, if any, on or through the facilities of the New York Stock Exchange, to or through a market maker, or to or through an electronic communications network, at market prices prevailing at the time of sale, or in any other manner permitted by law (including, without limitation, privately negotiated transactions).

Our common stock is listed on the New York Stock Exchange under the symbol “CMO.” On May 31, 2011, the last reported sale price of our common stock as reported was $13.27 per share.

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus for information regarding risks associated with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combinations of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The total dollar amount of the securities sold under this prospectus will not exceed $305,309,339.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any materials that we file with the SEC without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Also, the SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Capstead, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

We also make available free of charge on or through our internet website (www.capstead.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our securities, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we file with the SEC. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is complete:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	our Current Reports on Form 8-K, filed with the SEC on April 5, 2011 and May 5, 2011 (except Item 2.02 and Exhibit 99.2 thereto which were furnished and not filed).

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You may obtain copies of these documents at no cost by writing or telephoning us at the following address:

Investor Relations

Capstead Mortgage Corporation

8401 N. Central Expressway, Suite 800

Dallas, Texas 75225

(214) 874-2323

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting the GSEs and similar federal government agencies and related guarantees; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

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OUR COMPANY

We are a self-managed real estate investment trust, or REIT, formed in 1985 and based in Dallas, Texas. We earn income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac (together, the “GSEs”), or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage pass-through securities carry an implied AAA rating with limited, if any, credit risk, particularly in light of the conservatorship of the GSEs by the federal government.

Our investment strategy is to manage a conservatively leveraged portfolio of agency-guaranteed ARM securities that can produce attractive risk-adjusted returns over the long term, while reducing, but not eliminating, sensitivity to changes in interest rates. This strategy differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for the recovery of financing spreads diminished during periods of rising interest rates and smaller fluctuations in portfolio values from changes in interest rates compared to portfolios that contain a significant amount of fixed-rate mortgage securities. From a credit-risk perspective, the credit quality of agency-guaranteed mortgage securities helps ensure that fluctuations in value due to credit risk should be limited and financing at reasonable rates and terms should remain available under stressed market conditions.

We and our qualified REIT subsidiaries have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and intend to continue to do so. As a result of this election, we and our qualified REIT subsidiaries are not taxed at the corporate level on taxable income distributed to stockholders, provided that certain REIT qualification tests are met. Certain of our affiliates, which may be consolidated with us for financial reporting purposes, may not be consolidated for federal income tax purposes because such entities may elect taxable REIT subsidiary tax status. All taxable income of any such taxable REIT subsidiaries would be subject to federal and state income taxes, where applicable.

Our principal executive offices are located at 8401 N. Central Expressway, Suite 800, Dallas, Texas 75225. Our telephone number is (214) 874-2323. Our website is http://www.capstead.com. The contents of our website are not a part of this prospectus. Our shares of common stock are traded on the New York Stock Exchange, or the “NYSE,” under the symbol “CMO.”

RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes.

RATIOS OF NET INCOME TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratios of net income to combined fixed charges and preferred stock dividends, for each of the periods indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Ratio of net income to combined fixed charges and preferred stock dividends	2.51:1	2.39:1	1.73:1	1.38:1	1.02:1	*

*	For this period, net income (before fixed charges) was less than fixed charges and preferred stock dividends, and the coverage deficiency was approximately $16,413,000.

DESCRIPTION OF OUR CAPITAL STOCK

General

We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Stock

Our charter provides that we may issue up to 250 million shares of voting common stock, par value $.01 per share, and 100 million shares of preferred stock, par value $.10 per share.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors, without stockholder approval, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue an additional class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

Our charter provides that if our board of directors determines in good faith that the direct or indirect ownership of our stock has or may become concentrated to an extent which would cause us to fail to qualify or be qualified as a REIT under Sections 856(a)(5) or (6) of the Code, or similar provisions of successor statutes, we may redeem or repurchase any number of shares of common stock and/or preferred stock sufficient to maintain or bring such ownership into conformity with the Code and may refuse to transfer or issue shares of common stock and/or preferred stock to any person whose acquisition would result in our being unable to conform with the requirements of the Code. In general, Code Sections 856(a)(5) and (6) provide that, as a REIT, we must have at least 100 beneficial owners for 335 days of each taxable year and that we cannot qualify as a REIT if, at any time during the last half of our taxable year, more than 50% in value of our outstanding stock is owned, directly or indirectly, by or for not more than five individuals. In addition, our charter provides that we may redeem or refuse to transfer any shares of our capital stock to the extent necessary to prevent the imposition of a penalty tax as a result of ownership of those shares by certain disqualified organizations, including governmental bodies and tax-exempt entities that are not subject to tax on unrelated business taxable income. The redemption or purchase price for those shares shall be equal to the fair market value of those shares as reflected in the closing sales price for those shares if then listed on a national securities exchange, or the average of the closing sales prices for those shares if then listed on more than one national securities exchange, or if those shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter on the last business day for which closing prices are available immediately preceding the day on which notices of such acquisitions are sent or, if no such closing sales prices or quotations are available, then the net asset value of those shares as determined by our board of directors in accordance with the provisions of applicable law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Wells Fargo Shareholder Services.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion or exchange of our debt securities or preferred stock or upon the exercise of warrants to purchase our common stock.

All shares of our common stock covered by this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally reduces the stockholder vote required for these matters to a majority of the total number of shares of all classes understanding and entitled to vote thereon. Additionally, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

DESCRIPTION OF OUR PREFERRED STOCK

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date hereof, 187,299 shares of Series A Preferred Stock and 15,819,263 shares of Series B Preferred Stock are outstanding. Our preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of preferred stock offered by that supplement will describe the specific terms of those securities, including:

•	the title and stated value of that preferred stock;

•	the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on that preferred stock will accumulate;

•	the voting rights applicable to that preferred stock;

•	the procedures for any auction and remarketing, if any, for that preferred stock;

•	the provisions for a sinking fund, if any, for that preferred stock;

•	the provisions for redemption including any restriction thereon, if applicable, of that preferred stock;

•	any listing of that preferred stock on any securities exchange;

•

the terms and conditions, if applicable, upon which that preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation of the conversion price) and conversion period;

•	a discussion of federal income tax considerations applicable to that preferred stock;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•

in addition to those limitations described above under “DESCRIPTION OF CAPITAL STOCK — Restrictions on Ownership and Transfer,” any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of that preferred stock.

Rank Within Our Capital Structure

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs rank:

•

senior to all classes or series of common stock and to all equity securities ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs;

•

on a parity with all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and

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junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends

Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our preferred stock will be entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us, at rates and on dates as will be set forth in the applicable prospectus supplement.

Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of that series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on such series or class are declared or paid for any future period.

If any shares of preferred stock of any series or class are outstanding, no dividends may be authorized or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

•

the series or class of preferred stock has a cumulative dividend, and full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment of those dividends is set apart for payment on the preferred stock of that series or class for all past dividend periods and the then current dividend period; or

•

the series or class of preferred stock does not have a cumulative dividend, and full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment of those dividends is set apart for the payment on the preferred stock of that series or class.

When dividends are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends authorized on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that series or class and other series or class of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of preferred stock of that series or class (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) and that other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of that series or class that may be in arrears.

Redemption

We may have the right or may be required to redeem one or more series of preferred stock, in whole or in part, in each case upon the terms, if any, and at the time and at the redemption prices set forth in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation or dissolution of us or winding up of our affairs, then, before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to any series or class of the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of that series or class of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid on the preferred stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock of ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other classes or series of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Holders of preferred stock will not have any voting rights, except as provided for in the Articles Supplementary establishing a series or class of preferred stock and as described in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include:

•	the number of shares of common stock into which the preferred stock is convertible;

•	the conversion price (or manner of calculation of the conversion price);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or us,

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the preferred stock.

Series A Preferred Stock

Our board of directors has classified and designated 5,465,000 shares of Series A Preferred Stock, of which 187,299 shares are currently outstanding. The Series A Preferred Stock generally provides for the following rights, preferences and obligations.

Dividend Rights. Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, cumulative preferential cash dividends at the rate of $1.60 per annum per share, and no more, payable in equal quarterly installments on each March 31, June 30, September 30 and December 31.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A Preferred Stock will be entitled to receive a liquidation preference of $16.40 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), before any payment or distribution will be made or set aside for holders of any junior stock.

Redemption Provisions. We may redeem Series A Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends (whether or not earned or declared) to the date fixed for redemption. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series A Preferred Stock generally have no voting rights, except in certain circumstances when our board of directors will be expanded by two seats and the holders of Series A Preferred Stock will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series A Preferred Stock and shares of any class or series of shares ranking on a parity with the Series A Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.

Conversion and Preemptive Rights. Holders of the Series A Preferred Stock may, at their option, convert shares of Series A Preferred Stock into shares of our common stock at the rate of 1.6497 shares of our common stock for each share of Series A Preferred Stock converted. The conversion rate of the Series A Preferred Stock is subject to adjustment in certain circumstances. Holders of shares of our Series A Preferred Stock have no preemptive rights to subscribe for any securities of our company.

Series B Preferred Stock

Our board of directors has classified and designated 37,000,000 shares of Series B Preferred Stock, of which 15,819,263 shares are currently outstanding. The Series B Preferred Stock generally provides for the following rights, preferences and obligations.

Dividend Rights. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, cumulative preferential cash dividends at the annual rate of $1.26 per share, and no more, payable in equal monthly installments on each monthly dividend payment date.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series B Preferred Stock will be entitled to receive a liquidation preference of $11.38 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to the date of liquidation, dissolution or winding up of the affairs of our company, before any payment or distribution will be made to or set apart for the holders of any junior stock.

Redemption Provisions. We may redeem Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to $12.50 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to the date fixed for redemption. The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series B Preferred Stock generally have no voting rights, except in certain circumstances when our board of directors will be expanded by two seats and the holders of Series B Preferred Stock will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series B Preferred Stock that would be materially adverse to the rights of holders of Series B Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series B Preferred Stock and shares of any class or series of shares ranking on a parity with the Series B Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.

So long as 5,900,000 or more shares of Series B Preferred Stock remain outstanding (which represents 20% of the aggregate number of shares of Series B Preferred Stock initially issued), the affirmative vote of at least a majority of the outstanding shares of such Series B Preferred Stock will be required for the sale, lease or conveyance by us of all or substantially all of our property or business, or our consolidation or merger with any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Series B Preferred Stock except the same number of shares ranking prior to or on a parity with the Series B Preferred Stock and having the same rights and preferences as our authorized and outstanding shares immediately preceding such consolidation or merger, and each holder of Series B Preferred Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

Conversion and Preemptive Rights. Holders of Series B Preferred Stock may, at their option, convert shares of Series B Preferred Stock into shares of the our common stock at the rate of 0.6373 shares of our common stock for each share of Series B Preferred Stock converted. The conversion rates of the Series B Preferred Stock are subject to adjustment in certain circumstances. Holders of shares of our Series B Preferred Stock have no preemptive rights to subscribe for any securities of our company.

DESCRIPTION OF OUR DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities not inconsistent with the applicable indentures.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special US federal income tax, accounting and other considerations applicable to original issue discount securities.

Consolidation, Merger or Sale

Under the terms of the indentures, we would be generally permitted to consolidate or merge with another company. We would be also permitted to sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to another company. However, we would not be able to take any of these actions unless the following conditions are met:

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if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay the principal or any premium on a debt security when due, for more than a specified number of days past the due date;

•	if we fail to pay interest on a debt security when due, for more than a specified number of days past the due date;

•	if we fail to deposit any sinking fund payment when due, for more than a specified number of days past the due date;

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if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee;

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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of the principal or interest on a series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	changing the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment; or

•	modify any of the foregoing provisions.

Certain Covenants

The indentures contain certain covenants requiring us to take certain actions and prohibiting us from taking certain actions, including the following:

•	we must maintain a paying agent in each place of payment for the debt securities;

•	we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence; and

•	we will cause all properties used or useful in the conduct of our business to be maintained and kept in good condition.

Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Redemption

The indentures provide that the debt securities of any series that are redeemable may be redeemed at any time at our option, in whole or in part. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Discharge, Defeasance and Covenant Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the debt securities; and

•	to replace mutilated, destroyed, lost or stolen debt securities.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Conversion and Exchange of Securities

The terms and conditions, if any, upon which any debt securities are convertible or exchangeable into debt securities, common stock, preferred stock or other securities or property will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•	whether such debt securities are convertible or exchangeable into debt securities, common stock, preferred stock or other securities or property;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders or us;

•	the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•	any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to senior indebtedness.

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded.

By reason of such subordination, if we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior or subordinated indebtedness.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of our securities warrants. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those securities warrants.

We may issue securities warrants for the purchase of our debt securities, preferred stock, or common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of securities warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of securities warrants will describe the terms of those securities warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for our debt securities, the amount of debt securities upon exercise you will receive, and a description of that series of debt securities;

•	the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise securities warrants. A holder must exercise warrants for our preferred stock or common stock through payment in U.S. dollars. All securities warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

Until a holder exercises warrants to purchase our debt securities, preferred stock, or common stock, that holder will not have any rights as a holder of our debt securities, preferred stock, or common stock by virtue of ownership of warrants.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. We expect that The Depository Trust Company will serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented by that security, a global security may not be transferred except as a whole by the depository for the global security to a nominee of that depository or by a nominee of that depository to that depository or another nominee of that depository or by the depository or any nominee of that depository to a successor depository or a nominee of that successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the provisions described below will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by that global security to the accounts of persons that have accounts with such depository, who are called “participants.” Those accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through those participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, that depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders of that security under the applicable indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing those securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of those securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security for those securities as shown on the records of that depository or its nominee. We also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of these participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of that series in exchange for the global security representing that series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to those securities, determine not to have any securities of that series represented by one or more global securities and, in that event, will issue individual securities of that series in exchange for the global security or securities representing that series of securities.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 25. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

Pursuant to our charter, each member of our board of directors will serve one year terms and until their successors are elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a plurality of the shares of our common stock will be able to elect all of the members of our board of directors.

Business Combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of common stock; and

•

two-thirds of the votes entitled to be cast by holders of the common stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if certain fair price requirements set forth in the MGCL are satisfied.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Amendment to Our Charter

Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

•	nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and;

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in second and third bullet points above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

The following discussion is a summary of the material federal income tax considerations that may be relevant to a prospective holder of securities, and, unless otherwise noted in the following discussion, expresses the opinion of Andrews Kurth LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. The discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “— Taxation of Non-U.S. Holders”), investors who hold or will hold securities as part of hedging or conversion transactions, investors subject to federal alternative minimum tax, investors that have a principal place of business or “tax home” outside the United States and investors whose functional currency is not the United States dollar.

The statements of law in this discussion and the opinion of Andrews Kurth LLP are based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

We are currently taxed as a REIT under the federal income tax laws. We believe that we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its investors. These laws are highly technical and complex.

Andrews Kurth LLP has acted as our counsel in connection with the offering. In the opinion of Andrews Kurth LLP for the taxable years beginning September 5, 1985, and ending December 31, 2010, we qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and our organization and present and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Andrews Kurth LLP’s opinion is based upon customary assumptions, is conditioned upon the accuracy of certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, and is not binding upon the Internal Revenue Service (“IRS”) or any court. In addition, Andrews Kurth LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests include the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Andrews Kurth LLP has reviewed those matters in connection with the foregoing opinion, Andrews Kurth LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

•

We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income (including any foreign currency gain) from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the sum of the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case a U.S. holder, as defined below under “—Taxation of U.S. Holders,” would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during a specified period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition; or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

•

If we fail to satisfy certain asset tests, described below under “ —Asset Tests” and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax of the greater of $50,000 or at the highest corporate rate on the income generated by the non-qualifying assets.

•

We may be subject to a $50,000 tax for each failure if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and the failure is due to reasonable cause and not willful neglect.

•

If we recognize excess inclusion income and have stockholders who are “disqualified organizations,” we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the stockholders that are disqualified organizations. See “ —Taxable Mortgage Pools” below.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS in which we own an interest will be subject to federal and state corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

4.	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5.	at least 100 persons are beneficial owners of its shares or ownership certificates;

6.	no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

7.	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9.	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the stock are described in “Description of Our Capital Stock — Restrictions on Ownership and Transfer.”

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Similarly, any wholly owned limited liability company or certain wholly owned partnerships that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (as described below under “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. The TRS and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will be automatically treated as a TRS. Overall, no more than 20% for taxable years beginning after December 31, 2000 and before July 31, 2008, and 25% for taxable years beginning after July 30, 2008, of the value of a REIT’s assets may consist of TRS securities. See “— Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends and gain from the sale of shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital or “qualified temporary investment income,” that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	income and gain derived from foreclosure property, as defined below under “Foreclosure Property.”

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of these. Gross income from sale of any property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we entered into after December 31, 2004 and before July 31, 2008 to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from such “hedging transactions” that we enter into after July 30, 2008 will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. Rules similar to those applicable to income from “hedging transactions” apply to income arising from transactions that we enter into after July 30, 2008 primarily to manage risk of currency fluctuations with respect to any item of income or gain included in the computation of the 95% income test or the 75% income test (or any property which generates such income or gain). The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from any real property that we might own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of stock may own, actually or constructively, 10% or more of a tenant other than a TRS from whom we receive rent.

•

Third, if the rent attributable to personal property leased in connection with a lease of any real property that we might own exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•

Fourth, we generally must not operate or manage any real property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to any such tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to tenants without tainting our rental income from the related properties. See “— Taxable REIT Subsidiaries.”

Interest. The term “interest,” as defined for purposes of both the 75% and 95% gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions. A REIT will incur a 100% tax on the net income (including any foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We do not own assets that are held primarily for sale to customers. There are safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we or our subsidiaries will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the REIT had no intent to evict or foreclose or the REIT did not know or have reason to know that default would occur; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

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which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the property within 90 days of such foreclosure, gross income from operations conducted by us from such property could cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the property. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we entered into interest rate cap contracts to hedge our indebtedness incurred to acquire or carry “real estate assets” prior to January 1, 2005, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we entered into hedging transactions after December 31, 2004 and before July 31, 2008, income arising from “clearly identified” hedging transactions that are entered into by the REIT in the normal course of business, either directly or through certain subsidiary entities, to manage the risk of interest rate movements, price changes, or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by the REIT to acquire or carry real estate assets is excluded from the 95% income test, but not the 75% income test. To the extent that we enter into hedging transactions after July 30, 2008, income arising from “clearly identified” hedging transactions that are entered into by the REIT in the normal course of business, either directly or through certain subsidiary entities, to manage the risk of interest rate movements, price changes, or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by the REIT to acquire or carry real estate assets is excluded from the 95% income test and the 75% income test. In general, for a hedging transaction to be “clearly identified,” (A) the transaction must be identified as a hedging transaction before the end of the day on which it is entered into, and (B) the items or risks being hedged must be identified “substantially contemporaneously” with the hedging transaction, meaning that the identification of the items or risks being hedged must generally occur within 35 days after the date the transaction is entered into. Such income is excluded from gross income in applying the 95% gross income test and the 75% gross income test.

Rules similar to those applicable to income from hedging transactions, discussed above, apply to income arising from transactions that are entered into after July 30, 2008 by the REIT primarily to manage risk of currency fluctuations with respect to any item of income or gain included in the computation of the 95% income test or the 75% income test (or any property which generates such income or gain). We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•

following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% or 95% gross income tests is set forth in a schedule for such taxable year filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•

Fourth, no more than 20% for taxable years beginning after December 31, 2000 and before July 31, 2008, and 25% for taxable years beginning after July 30, 2008 of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in a partnership.

For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our assets to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements (including a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset) arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to stockholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Holders of Stock.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized net capital losses from our “REIT taxable income.” As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares, unless we treat certain stock distributions as property distributions as described below under “Taxation of Taxable U.S. Holders of Stock.”

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with such requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as regular corporate dividends. The excess inclusion income rules (which are described under “Taxable Mortgage Pools” below) would not apply to the distributions we make. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non corporate trust and estate stockholders may be eligible for the reduced U.S. federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Tax-Exempt Entities or Accounts

Tax-exempt entities or accounts, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation, thus typically dividends received by such entities are not subject to taxation when received. However, these entities or accounts are subject to taxation on any unrelated business taxable income generated. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income.

However, if a tax-exempt stockholder were to finance its acquisition of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, if any, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

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we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “— Requirements for Qualification” above); and

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either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

The ownership and transfer restrictions in our charter reduce the risk that we may become a “pension-held REIT.”

A tax-exempt entity may also be required to treat any excess inclusion income as unrelated business taxable income as described in “—Taxable Mortgage Pools.”

Taxation of U.S. Holders

The term “U.S. holder” means a holder of our securities that for U.S. federal income tax purposes is a “U.S. person.” A “U.S. person” means:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our securities, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our securities by the partnership. The following section addresses the treatment of a U.S. holder that holds our stock; the treatment of a U.S. holder that holds our debt securities is discussed below under “—Holders of Debt Securities.”

Taxation of Taxable U.S. Holders of Stock

As long as we qualify as a REIT, (1) a taxable U.S. holder of our stock must report as ordinary income distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends, and (2) a corporate U.S. holder of our stock will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 15% tax rate (through 2012) for “qualified dividend income.” Without future congressional action, the maximum tax rate on qualified dividend income will move to 39.6% in 2013. Qualified dividend income generally includes dividends from most U.S. corporations but does not generally include REIT dividends. As a result, our ordinary REIT dividends generally will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

A U.S. holder generally will report distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our stock. A corporate U.S. holder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such stockholder. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. holder to the extent that it does not exceed the adjusted tax basis of the U.S. holder’s stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted tax basis in its stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. holder. The IRS has ruled that if total distributions for two or more classes of stock are in excess of current and accumulated earnings and profits, dividends must be treated as having been distributed to those stockholders having a priority under the corporate charter before any distribution to stockholders with lesser priority. If we declare a dividend in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such dividend shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the dividend during January of the following calendar year.

For REIT distributions declared on or after January 1, 2008, the IRS will treat a distribution of stock as a property distribution, and the amount of such stock distribution will be considered to equal the amount of the money which could have been received instead, if:

(1) The distribution is made with respect to the REIT’s stock;

(2) Stock of the REIT is publicly traded on an established securities market in the United States;

(3) The distribution is declared with respect to a taxable year ending on or before December 31, 2012;

(4) Pursuant to the declaration each shareholder may elect to receive its entire entitlement under the declaration in either money or stock of the REIT of equivalent value subject to a limitation on the amount of money to be distributed in the aggregate to all shareholders (the “Cash Limitation”), provided that:

(a) the Cash Limitation is not less than 10% of the aggregate declared distribution, and

(b) if too many shareholders elect to receive money, each shareholder electing to receive money will receive a pro rata amount of money corresponding to his respective entitlement under the declaration, but in no event will any shareholder electing to receive money receive less than 10% of their entire entitlement in money;

(5) The calculation of the number of shares to be received by any shareholder will be determined, as close as practicable to the payment date, based upon a formula utilizing market prices that is designed to equate in value the number of shares to be received with the amount of money that could be received instead. For purposes of applying paragraph (4), the value of the shares to be distributed is determined by using this formula; and

(6) With respect to any shareholder participating in a dividend reinvestment plan (“DRIP”), the DRIP applies only to the extent that, in the absence of the DRIP, the shareholder would have received the distribution in money under paragraph (4).

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Holders on the Disposition of Stock. In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. holder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. holder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. holder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the disposition.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year. In general, the maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, any stockholders who fail to certify their non-foreign status to us may be subject to withholding on a portion of capital gain distributions. See “— Taxation of Non-U.S. Holders.”

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of non-U.S. holders of our securities are complex. A “non-U.S. holder” means a holder that is not a U.S. holder, as defined above, and is not an entity treated as a partnership for U.S. federal income tax purposes. This section is only a summary of such rules as they apply to non-U.S. holders of our stock; a summary of such rules as they apply to non-U.S. holders of our debt securities is discussed below under “—Holders of Debt Securities.” We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our stock, including any reporting requirements.

The portion of a distribution that is received by a non-U.S. holder that we can not designate as a capital gain dividend and that is payable out of our current or accumulated earnings and profits will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such distribution paid unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with the payor; or

•	the non-U.S. holder files an IRS Form W-8ECI with the payor claiming that the distribution is effectively connected income.

If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to a distribution treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

Except as described in the following paragraph, a non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. If we cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, the entire amount of any distribution will be treated as a taxable dividend. However, a non-U.S. holder may obtain a full or partial refund, as appropriate, of amounts that are withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If our stock constitutes a United States real property interest, as defined below, unless we are a “domestically-controlled REIT,” as defined below or the distribution is with respect to a class of our stock regularly traded on an established securities market located in the United States and the non-U.S. holder does not own more than 5% of such class of stock at any time during the taxable year within which the distribution is received, withholding at a rate of 10% is required on any distribution that exceeds our current and accumulated earnings and profits. Consequently, although withholding at a rate of 30% on the entire amount of any distribution is generally required, withholding at a rate of 10% may be required on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable (or deemed so attributable pursuant to applicable Treasury regulations) to gain from any sale or exchange of “United States real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. holder is taxed on distributions attributable (or deemed attributable) to gain from sales of United States real property interests as if such gain were effectively connected with a United States business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal rates, including applicable capital gains rates, applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Except as described below with respect to regularly traded stock, withholding is required at a rate of 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount we withhold. Any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States, such as our stock, shall not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. holder did not own more than 5% of such class of stock at any time during the taxable year within which the distribution is received. The distribution will be treated as an ordinary dividend to the non-U.S. holder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. holder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax no longer applies to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

Any distribution that is made by a REIT that would otherwise be subject to FIRPTA because the distribution is attributable to the disposition of a United States real property interest shall retain its character as FIRPTA income when distributed to any regulated investment company or other REIT, and shall be treated as if it were from the disposition of a United States real property interest by that regulated investment company or other REIT. A “wash sale” rule is also applicable to transactions involving certain dispositions of REIT stock to avoid FIRPTA tax on dispositions of United States real property interests.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our stock as long as we are a “domestically-controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non U.S. holders. We cannot assure you that that test will be met. However, a non-U.S. holder that owned, actually or constructively, 5% or less of our stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the stock is “regularly traded” on an established securities market. To the extent that our stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA unless it owns more than 5% of our stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.

Information Reporting Requirements and Backup Withholding. Generally, information reporting will apply to payments of distributions on our stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. holder’s foreign status and has no actual knowledge to the contrary. Any amount withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against such stockholder’s U.S. federal income tax liability (which might entitle such stockholder to a refund), provided that the required information is furnished to the IRS.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of the these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Taxable REIT Subsidiaries

We may own stock of a TRS. A TRS is a fully taxable corporation for which a TRS election is properly made. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% for taxable years beginning after December 31, 2000 and before July 31, 2008, and 25% for taxable years beginning after July 30, 2008 of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants, if any, that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to one TRS presently owned. Additionally, we may form or acquire additional TRSs in the future.

Taxable Mortgage Pools

A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC or a financial asset securitization investment trust that has the following characteristics:

•	Substantially all (generally, more than 80%) of the assets of such entity consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

•	Such entity issues two or more classes of debt obligations having different maturities; and

•

The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as excess inclusion income and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt stockholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are not a U.S. holder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law.

Although we generally leverage our investments in mortgage securities and commercial loans, we believe that our financing transactions do not presently cause any portion of our assets to be treated as a taxable mortgage pool.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock

A redemption of preferred stock will be treated for federal income tax purposes as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits), unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. Such a redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only non-voting preferred stock is redeemed), (ii) results in a “complete termination” of the holder’s equity interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our common stock and preferred stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our common stock and preferred stock actually owned by the holder, must generally be taken into account. If a holder of preferred stock owns (actually and constructively) no shares of our outstanding common stock or an insubstantial percentage thereof, a redemption of shares of preferred stock of that holder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time the determination must be made. We urge prospective holders of preferred stock to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder’s adjusted tax basis in the shares of the preferred stock. Such gain or loss will be capital gain or loss if the shares of preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year. If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted tax basis in the redeemed shares of the preferred stock will be transferred to the holder’s remaining shares of our stock. If the holder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Conversion of Preferred Stock into Common Stock

In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a stockholder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the stockholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A stockholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a stockholder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

Adjustments to Conversion Price

Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the stockholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a stockholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant for common stock, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such stockholder’s warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the stockholder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Holders of Debt Securities

U.S. Holders

Payments of Interest. In general, except as described below under “—Original Issue Discount,” interest on debt securities will be taxable to a U.S. holder as ordinary income at the time it accrues or is received, in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed or qualifying floating rate), such holder might be required to recognize additional interest as “original issue discount” over the term of the instrument.

Original Issue Discount. If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be issued with OID (an “OID debt security”), we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement or supplements and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial U.S. holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security other than a payment of qualified stated interest. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount or other contingent payments, or debt securities that may be convertible into or exchangeable for other securities. If you are considering the purchase of floating rate OID debt securities, debt securities with indexed principal amounts or other contingent payments, or debt securities that may be convertible into or exchangeable for other securities, you should carefully examine the prospectus supplement or supplements relating to those debt securities, and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS. If this election were to be made with respect to a debt security with market discount, you would be deemed to have made an election to currently include in income market discount with respect to all other debt instruments having market discount that you acquire during the year of the election or thereafter, as described below in “— Market Discount.” Similarly, if you make this election for a debt security that is acquired at a premium you will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that you own or acquire during the year of the election or thereafter, as described below in “— Amortizable Premium.” You should consult with your own tax advisors about this election.

Market Discount. If you purchase a debt security for less than the stated redemption price of the debt security at maturity, if the debt security was issued without OID, or the adjusted issue price, if the debt security was issued with OID, the difference is considered market discount to the extent it exceeds a specified de minimis exception. Under the de minimis exception, market discount is treated as zero if the market discount is less than 1/4 of one percent of the stated redemption price of the debt security multiplied by the number of complete years to maturity from the date acquired. If you acquire a debt security at a market discount, you will be required to treat as ordinary income any partial principal payment or gain recognized on the disposition of that debt security to the extent of the market discount which has not previously been included in your income and is treated as having accrued at the time of the payment or disposition. In addition, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debt security until the debt security is disposed of in a taxable transaction, unless you elect to include market discount in income as it accrues.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Amortizable Premium. If you purchase a debt security for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security with amortizable bond premium equal to the amount of that excess. You generally may elect to amortize the premium using a constant yield method over the remaining term of the debt security. The amount amortized in any year will be treated as a reduction of your interest income from the debt security. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. This election to amortize premium on a constant yield method will also apply to all debt obligations you hold or subsequently acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Sale, Exchange and Retirement of Debt Securities. Your tax basis in the debt securities that you beneficially own will, in general, be your cost for those debt securities increased by OID and market discount that you previously included in income, and reduced by any amortized premium and any cash payments received with respect to that debt security other than payments of qualified stated interest.

Upon your sale, exchange, retirement or other taxable disposition of the debt securities, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest that will be taxable as interest for U.S. federal income tax purposes if not previously taken into income ) and your adjusted tax basis in the debt securities. Except as described above with respect to market discount with respect to gain or loss attributable to changes in exchange rates as described below with respect to foreign currency debt securities, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Debt Securities, Renewable Debt Securities and Reset Debt Securities. If so specified in the prospectus supplement or supplements relating to the debt securities of a series, we or you may have the option to extend the maturity of those debt securities. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities.

If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue debt securities and have an option or combination of options to extend the term of those debt securities, we will be presumed to exercise such option or options in a manner that minimizes the yield on those debt securities. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on those debt securities. If we exercise such option or options to extend the term of those debt securities, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, those debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on the date.

You should carefully examine the prospectus supplement or supplements relating to any such debt securities, and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal, premium, if any, redemption price, if any, OID, if any, interest and other amounts paid to you on the debt securities and to the proceeds of sales of the debt securities made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-U.S. holder of debt securities.

U.S. Federal Withholding Tax. Under the “portfolio interest” rule, the 30% U.S. federal withholding tax will not apply to any payment of interest, including OID, on the debt securities, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the related U.S. Treasury regulations; and

•

you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as discussed below.

Special certification rules apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of any of the debt securities.

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest, including OID, on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest, including OID, on debt securities will be included in your earnings and profits.

Any gain realized on the disposition of debt securities generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “—U.S. Federal Withholding Tax,” without regard to the certification requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding. Generally, we must report to the IRS and to you the amount of interest, including OID, on the debt securities paid to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-U.S. holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a U.S. holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional U.S. Federal Income Tax Withholding Rules

Additional U.S. federal income tax withholding rules apply to certain payments made to foreign financial institutions and certain other non-U.S. entities. A withholding tax of 30% would apply to interest payments on our debt securities issued after March 18, 2012 and dividends and the gross proceeds of a disposition of our stock paid after December 31, 2012 to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Prospective investors are urged to consult their tax advisors regarding the implications of these rules with respect to their investment in our stock and debt securities as well as the status of any related federal regulations.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

We may sell our securities domestically or abroad, through underwriters, dealers or agents, or directly, or through any combination of those methods. The applicable prospectus supplement will describe the terms of the offering that it applies to, including the names of any underwriters, dealers or agents, the purchase price for our securities, and the proceeds we expect to receive. It will also include any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and a list of any securities exchanges on which the securities offered may be listed.

If we use underwriters in any sale, our securities will be purchased by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters with respect to a particular underwritten offering will be named in the applicable prospectus supplement relating to that offering. If an underwriting syndicate is used, the managing underwriter or underwriters will be disclosed on the cover of the applicable prospectus supplement. Generally, the obligations of the underwriters or agents to purchase the securities that we offer will be subject to conditions precedent, and the underwriters will have to purchase all of the offered securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In no event will the maximum commission or discount to be received by any NASD member or independent broker-dealer exceed 8% for the sale of the securities registered hereunder.

If we use dealers to sell our securities, we will sell our securities to the dealers as principals. The dealers may then resell our securities to the public at varying prices that they determine at the time of resale. We will disclose the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

We may sell the securities through agents that we designate from time to time at fixed prices that may be changed, or at varying prices determined at the time of sale. We will name any agent involved in the offer or sale of our securities and specify any commissions that we will pay them. Unless otherwise specified in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters or agents may be paid by us or by purchasers of our securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of our securities may all be deemed to be underwriters, and any discounts or commissions that they receive, as well as profit they receive on the resale of our securities, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

A prospectus supplement may indicate that we will authorize agents, underwriters or dealers to solicit from specified types of institutions offers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts permitting payment and delivery on a specified future date. The prospectus supplement will describe conditions of any delayed delivery contracts, as well as the commission we will pay for solicitation of these contracts.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

In order to facilitate the offering of our securities, any underwriters or agents involved in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities, or other securities that affect payments on our securities. Specifically, the underwriters or agents may overallot in connection with the offering, creating a short position for their own account. In addition, to cover overallotments or to stabilize the price of our securities, or other securities that affect payments on our securities, the underwriters or agents may bid for and purchase the securities in the open market. In any offering of our securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing our securities if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of our securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

Agents, dealers and underwriters may be entitled to be indemnified by us against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make.

Any underwriters, dealers or agents that we use, as well as their affiliates, may engage in transactions with us or perform services for us in the ordinary course of business.

EXPERTS

The consolidated financial statements of Capstead Mortgage Corporation appearing in Capstead Mortgage Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of Capstead Mortgage Corporation’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Andrews Kurth LLP, Dallas, Texas. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Andrews Kurth LLP. Certain Maryland law matters in connection with this offering will be passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland. Andrews Kurth LLP will rely on the opinion of Hogan Lovells US, LLP, Baltimore, Maryland as to all matters of Maryland law.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different of inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is only accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Capstead Mortgage Corporation

2,000,000 Shares

$1.26 Cumulative Convertible

Preferred Stock, Series B

PROSPECTUS SUPPLEMENT

June 1, 2011